Exhibit 99.1

press release

For Immediate Release	Contact: Larry Thede
NYSE Trading Symbol: UDR	Phone: 720.283.2450
Web: www.udr.com	Email: ir@udr.com
UDR Announces Pricing of Common Stock Offering
DENVER, CO (October 1, 2008) UDR, Inc. (NYSE: UDR) today announced the pricing of a public offering of 8,000,000 shares of its common stock at a price of $24.25 per share, for net proceeds of approximately $184.9 million after underwriting discounts and commissions and estimated offering expenses (or approximately $212.7 million if the underwriters’ overallotment option is exercised in full). UDR has granted the underwriters an option to purchase up to an additional 1,200,000 shares of common stock to cover overallotments, if any. The offering is expected to close on October 7, 2008, subject to customary closing conditions. All of the shares of common stock will be offered by the Company and will be issued under a currently effective shelf registration statement filed with the Securities and Exchange Commission.
The Company expects to use the net proceeds from the offering for the repayment of $116.1 million outstanding under its revolving credit facility, with the remainder to be used for working capital and other general corporate purposes.
Merrill Lynch & Co., Citi and Morgan Stanley will serve as joint book running managers, and J.P. Morgan Securities Inc., BMO Capital Markets and Morgan Keegan & Company, Inc. will serve as co-managers, for the offering. A preliminary prospectus supplement and final prospectus supplement related to the public offering will be filed with the Securities and Exchange Commission. Copies of the preliminary prospectus supplement and final prospectus supplement, when available, may be obtained from Merrill Lynch & Co. (250 Vesey Street, New York, NY 10080, telephone: 212-449-1000), Citi (Attention: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220) or Morgan Stanley (180 Varick Street, 2nd Floor, New York, NY 10014, Attn: Prospectus Department or by email at prospectus@morganstanley.com).
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the security laws of any state or other jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.
About UDR, Inc.

UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust (REIT) with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of August 31, 2008, UDR owned 44,089 apartment homes and had 5,116 homes under development and another 684 homes under contract for development in its pre-sale program. For over 35 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates.
Statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the Company’s use of words such as, “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” and similar expressions that do not relate to historical matters. Such forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of competition and competitive pricing, acquisitions or new developments not achieving anticipated results, delays in completing developments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multi-family housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the Vitruvian Park project, including expectations that the Company will be able to secure one of more institutional investor-partners, expectations that automation will help grow net operating income, expectations on post-renovated stabilized annual operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof. The Company assumes no obligation to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.